ITEM 6.   OFFICERS AND DIRECTORS                                     Exhibit F-1
Part III.

     The following pages consist of disclosures made in GPU, Inc.'s 1999 Proxy Statement as well as disclosures made in GPU, Inc.'s 1998 Annual Report on Form 10-K.

                                   GPU, Inc.
                                   ---------

REMUNERATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $20,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each Committee meeting attended. Committee Chairmen receive an additional retainer of $3,000 per year.

     Admiral Trost also received approximately $67,000 in 1998 for serving as a member of the Board of Directors of GPUN, a direct subsidiary of GPU, and chairman of that Board's Nuclear Safety and Compliance Committee.

DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS

     Under the Deferred Stock Unit Plan for Outside Directors of GPU, Inc. ("Deferred Stock Unit Plan"), each director who is not an employee of the Corporation or any of its subsidiaries (an "Outside Director") receives an annual grant of units representing shares of GPU Common Stock equal in value at the time of grant to one and one-half times the value of the director's annual cash retainer in effect at the time of grant. Each unit granted under the Deferred Stock Unit Plan represents one share of GPU Common Stock. Dividend equivalents paid on outstanding units are invested in additional units.

     Outside Directors who have served at least 54 months will receive payment of their deferred units upon their retirement from the Board. Payment of units will be in the form of GPU Common Stock, or in cash if authorized by the Personnel, Compensation and Nominating Committee. As of December 31, 1998, all outside directors except Mr. Townsend had completed 54 months of service.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     Under the Retirement Plan for Outside Directors of GPU, Inc. ("Retirement Plan"), as amended, an individual who completed 54 months of service as of June 30, 1997 as a non-employee director is entitled to receive retirement benefits equal to the product of (A) the number of months of service completed and (B) the monthly compensation paid to the director at the date of retirement. Benefits under the Retirement Plan are payable to the directors, at their election (or, in the event of death, to designated beneficiaries) in a lump sum payment or in monthly installments of 1/12 of the sum of (x) the then annual retainer paid at time of retirement plus (y) the cash value of the award under the Restricted Stock Plan for Outside Directors for the year preceding retirement, over a period equal to the director's service as such as of June 30, 1997, unless otherwise directed by the Personnel, Compensation and Nominating Committee, commencing at the later of age 60 or upon retirement. Service following June 30, 1997 will be applied toward the 54-month vesting requirement but will not increase the amount of benefits. No individual who first becomes an Outside Director on or after July 1, 1997 will be entitled to receive any benefits under the Retirement Plan.

     As of December 31, 1998, all Outside Directors except Mr. Townsend were vested in the Retirement Plan. The following directors are entitled to receive retirement benefits equal to the number of months of service completed at June 30, 1997:

                                       MONTHS OF SERVICE
               DIRECTOR               AS OF JUNE 30, 1997
               --------               -------------------
           Theodore H. Black                 112
           Thomas B. Hagen                    93
           Henry F. Henderson, Jr.           101
           John M. Pietruski                 101
           Catherine A. Rein                 101
           Paul R. Roedel                    222
           Carlisle A. H. Trost               78
           Patricia K. Woolf                 167

RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS

     Under the GPU, Inc. Restricted Stock Plan for Outside Directors ("Directors Plan"), each Outside Director is paid a portion of his or her annual compensation in the form of 300 shares of GPU Common Stock.

     A total of 40,000 shares of GPU Common Stock (subject to adjustment for stock dividends, stock splits, recapitalizations and other specified events) has been authorized for issuance under the Directors Plan. Any shares awarded which are forfeited as provided by the Directors Plan will again be available for issuance.

     Shares of GPU Common Stock are awarded to Outside Directors on the condition that the director serves or has served as an Outside Director until
(i) death or disability, (ii) retirement not earlier than the first day of the month following the director's 72nd birthday, (iii) resignation or retirement before the first day of the month following the director's 72nd birthday with the consent of the Board, which is defined in the Directors Plan to mean approval thereof by at least 80% of the directors other than the affected director or (iv) failure to be re-elected to the Board after being duly nominated. Termination of service for any other reason, including any involuntary termination effected by action or inaction of the Board, other than that following a change in control (as defined) of GPU, will result in forfeiture of all shares awarded.

     Until termination of service, an Outside Director may not dispose of any shares of GPU Common Stock awarded under the Directors Plan, but has all other rights of a shareholder with respect to such shares, including voting rights and the right to receive all cash dividends paid with respect to awarded shares.

                              SECURITY OWNERSHIP

       SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth, as of February 1, 1999, the beneficial ownership of equity securities (and stock-equivalent units) of the GPU Companies of each of the GPU directors, nominees for director and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of GPU as a group. The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.

                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                           ----------------------------------------------------------------------
                                                     SHARES (1)                 STOCK-EQUIVALENT
                                                 --------------------------
         NAME              TITLE OF SECURITY       DIRECT        INDIRECT            UNITS
         ----              -----------------     ----------    ------------    ------------------
Dennis Baldassari          GPU Common Stock          4,766                          14,999 (2)
Theodore H. Black          GPU Common Stock          8,730                           1,716 (3)
Fred D. Hafer              GPU Common Stock          9,795            146           25,677 (2)
Thomas B. Hagen            GPU Common Stock         12,037                           1,716 (3)
Henry F. Henderson, Jr.    GPU Common Stock          4,182          1,200            1,716 (3)
Ira H. Jolles              GPU Common Stock         10,230                          16,979 (2)
Bruce L. Levy              GPU Common Stock          3,035                          13,277 (2)
John M. Pietruski          GPU Common Stock          4,900                           1,716 (3)
Catherine A. Rein          GPU Common Stock          3,898                           1,716 (3)
Paul R. Roedel             GPU Common Stock          3,500                           1,716 (3)
Bryan S. Townsend          GPU Common Stock          1,275                           1,716 (3)
Carlisle A. H. Trost       GPU Common Stock          3,444                           1,716 (3)
Robert L. Wise             GPU Common Stock          4,111                          19,165 (2)
Patricia K. Woolf          GPU Common Stock          4,479                           1,716 (3)

All GPU Directors and
  Executive Officers
  as a Group               GPU Common Stock         85,452          1,990          139,301
-------------------

(1) The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.

(2) Restricted units, which do not have voting rights, represent rights (subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries (the "1990 Stock Plan"). These amounts also include restricted units which have vested under the 1990 Stock Plan, but which were deferred pursuant to that Plan by the following officers: Mr. Levy - 619 units and Mr. Wise - 4,346 units. See footnote 2 to the Summary Compensation Table on page 33.

(3) Each Outside Director receives an annual grant of deferred stock units which represents an equivalent number of shares of GPU Common Stock. Outside Directors who have served at least 54 months will receive payment of their deferred units upon retirement. See Deferred Stock Unit Plan for Outside Directors on page 16.

                            EXECUTIVE COMPENSATION

            PERSONNEL, COMPENSATION AND NOMINATING COMMITTEE REPORT

     While the basic structure of GPU's executive compensation program remained unchanged in 1998, adjustments were made to strengthen the link between executive pay and shareholder value through increased use of stock-based compensation. The overall program consists of three interrelated components - the Base Salary Program, the Incentive Compensation Program and the 1990 Stock Plan. Each of these components serves a specific purpose within the objectives of the overall program.

COMPENSATION PHILOSOPHY AND MARKET COMPARISONS
----------------------------------------------

     GPU's compensation philosophy is to maintain a program that (1) attracts and retains executives with the skills and experience needed to manage the Corporation, (2) encourages these executives to achieve specific short-term and long-term objectives that support the Corporation's business strategy, and (3) rewards executives when these objectives are achieved and shareholder value is enhanced. The program is designed to ensure that actual pay levels will reflect the achievement of specific objectives, changes in shareholder value and the contribution and performance of individual executives.

     When targeted business objectives are achieved, the program provides levels of compensation that are approximately at the median of the competitive market. If objectives are exceeded, the variable components of the program, the Incentive Compensation Program and the 1990 Stock Plan, should provide levels of compensation that are above median. Conversely, these variable components ensure compensation levels below the competitive median if business objectives are not achieved. With the increased emphasis on stock-based compensation, changes in the value of the Corporation's stock have a major influence on the levels of total compensation and the competitive position of the overall program.

     GPU defines the competitive market for executive pay primarily as companies of similar size and complexity in the industry since these are the companies most likely to compete directly with GPU for executive talent. These companies include most of the companies in the Standard & Poor's Electric Utility Index (the "S&P Electric Utility Index") shown on page 33. GPU also considers companies not included in the Index reflecting the need to compete in a broader market for executives. A major national compensation consulting firm assists the Committee in developing appropriate comparisons and defining median pay levels. The Committee meets periodically with these consultants to ensure an objective analysis.

     Under Section 162(m) of the Internal Revenue Code of 1986, the amount allowable as a tax deduction for compensation paid to the chief executive officer and each of the other highest paid officers of any publicly held corporation generally is limited to $1 million per year for each such officer. Although the Committee considers the effect of Section 162(m) in connection with the Corporation's executive compensation program, the Committee considers it important to retain the flexibility to design compensation programs that it believes are in the best interests of GPU and its stockholders, even though the expense may not be fully deductible. The

Committee continues to monitor the potential impact of Section 162(m) and considers modifications to the executive compensation program with this impact in mind.

BASE SALARY PROGRAM

     The Base Salary program, which provides the most stable portion of executive compensation, continues to be de-emphasized within the overall executive compensation program. Each year the Committee reviews salaries to determine if any adjustments are needed. In conducting this review, the Committee considers market data, individual performance and the Corporation's financial position. Because the Committee wishes to emphasize the variable components of the overall program, base salaries were increased in 1998 only if the executive's existing salary had fallen below competitive median or if the executive assumed additional responsibilities.

INCENTIVE COMPENSATION PROGRAM
------------------------------

     The Incentive Compensation Program is designed to compensate executives based on their achievement of short-term business objectives that are aligned with the Corporation's overall strategy. Executives have the opportunity to earn additional cash compensation if these objectives are met.

     For 1998, the Incentive Compensation Program emphasized financial objectives. Objectives were established for both the Corporation and each GPU company. In addition, the personal performance and contribution of the individual executives to the achievement of these objectives was a factor in determining awards under the program. The Committee and the Board use subjective judgment in determining the impact of individual contribution.

     For the Named Executive Officers other than Mr. Hafer, awards under this program are based on achievement of GPU corporate objectives, and achievement of objectives established for the GPU company to which the executive is assigned as well as individual contribution. Awards for Mr. Levy and Mr. Wise for 1998 were based on results of GPUI and Genco respectively, where those executives were assigned for the majority of 1998. Objectives for Mr. Hafer are established separately reflecting his overall responsibility for the Corporation's success.

     1998 OBJECTIVES - GPU, INC.

     Measures of GPU's performance in 1998 were the Corporation's return on equity and earnings. Achievement of the return on equity objective served as a "multiplier" on the achievement of individual company objectives. The earnings objective was used to establish an "earnings test" designed to limit the amount of incentive compensation that could be earned based on non-financial measures. For all GPU Companies other than GPUI, this earnings test is based on GPU, Inc. earnings; for GPUI, the earnings test is based on a combination of GPU, Inc. earnings and GPUI earnings reflecting GPUI's proportionate contribution to corporate earnings.

     1998 Objectives - GPU Companies

     For GPU Energy, targeted objectives were earnings (80% of total), measures designed to improve internal processes and employee effectiveness (10%), measures of customer satisfaction (5%) and efforts to influence restructuring rulings (5%).

     For Genco, objectives were all-in-price per kilowatt hour sold (40% of total), management of expense budgets (30%), environmental factors (10%), safety (10%) and efforts to foster diversity (10%).

     For GPUS, the corporate functions, objectives were corporate earnings (80% of total), efforts to maximize existing businesses and respond to regulatory changes (10%), and efforts to improve the Corporation's competitive position through changes in internal processes and culture (10%).

     For GPUI, objectives were income (65% of total), new business initiatives (15%), optimization of current projects and environmental compliance (10%), and efforts to improve the effectiveness of the internal organization (10%).

     1998 OBJECTIVES - MR. HAFER

     Mr. Hafer's objectives for 1998 were return on equity (65% of total), efforts to position the Corporation for the future through both internal restructuring and competitive initiatives (25%), and nuclear safety (10%). Because return on equity is the major component of Mr. Hafer's objectives, the corporate multiplier is not used in calculating results; the "earnings test" is applied.

     ACHIEVEMENT OF 1998 OBJECTIVES

     GPU's 1998 return on equity objective was slightly exceeded. Corporate earnings were also slightly above objective and the earnings test calculation limited the awards in several GPU Companies. The separate earnings test applied to GPUI did not limit awards in that company.

     At GPU Energy, earnings, the major component of the objectives, were above targeted levels. Improvements in internal processes and employee effectiveness exceeded expectations. Customer satisfaction measures and efforts to influence restructuring were also above targeted levels.

     Achievement of Genco's financial measures, all-in-price and management of expense budgets, were significantly above targeted levels. Environmental and safety objectives were not fully achieved while efforts to foster diversity exceeded expectations.

     For the corporate functions at GPUS, the corporate earnings measure was above targeted levels. Efforts to maximize existing businesses and respond to regulatory changes exceeded expectations while measures of improvements in internal processes and culture were slightly above targeted levels.

     At GPUI, the income objective was significantly exceeded. New business initiatives were not fully achieved while measures of environmental compliance and maximizing existing businesses were at targeted levels. Efforts to improve the effectiveness of the internal organization were above expectations.

     AWARD FOR MR. HAFER

     The award for Mr. Hafer reflects a return on equity that was above the targeted level as well as over achievement of measures reflecting efforts to position the Corporation for the future. Nuclear safety measures were also above targeted levels.

THE 1990 STOCK PLAN

     The 1990 Stock Plan is GPU's long-term incentive program. Awards under the program are designed to provide executives with opportunities to earn additional compensation directly linked to shareholder value. The awards also serve as a retention device since they are typically forfeited if an executive resigns. Under the provisions of the Plan, which was approved by shareholders, the Committee and the Board have the discretion to use a variety of stock compensation vehicles.

     In 1998, awards under the Plan were in the form of restricted performance units and non-qualified stock options. Awards of restricted performance units were granted prior to 1998, when stock options were granted for the first time.

     Restricted performance units provide executives with the right to receive shares of GPU stock (or cash at the discretion of the Committee) provided that targeted performance measures are achieved. The performance measure for the 1998 grants is GPU's total shareholder return compared to the total return of the companies in the S&P Electric Utility Index. The percentile ranking of GPU's total return among Index companies is calculated quarterly over the five-year performance period and averaged. The averaged ranking determines how many shares of GPU stock, if any, the executive will receive at the end of the performance period.

     Each executive who receives an award is granted a specific number of units. Dividend equivalents are paid on these units and reinvested in additional units. The number of units that will ultimately vest and be paid to the executive is not known, however, until the end of the performance period. If GPU's total return is at the 55th percentile of the Index companies, all of the originally awarded units plus reinvested dividend equivalents will vest. If total return is higher than the 59th percentile, additional units will vest; if total return is lower, fewer units will vest. No units will vest if total return is below the 40th percentile.

     Stock options granted in 1998 have an exercise price equal to the fair market value of GPU stock on the date of grant and will become exercisable over a three-year period. These grants were intended to maintain total compensation at competitive levels while increasing the focus on shareholder value.

     Awards of performance restricted units and stock options to individual executives are generally targeted to provide median levels of compensation if performance is as expected. Higher levels of performance would result in compensation above median levels and lower levels of performance would result in compensation below median levels. The size of individual awards also reflects the Committee's and the Board's subjective assessment of each executive's performance and potential contribution to the Corporation's future success.

     AWARDS FOR MR. HAFER
     --------------------

     The 1998 awards of performance units and stock options to Mr. Hafer reflect the factors outlined above as well as his unique role in guiding the Corporation and enhancing shareholder value. The terms and conditions of his awards are the same as those described for other executives.

     STOCK OWNERSHIP GUIDELINES

     In conjunction with the initial awards of stock options, the Corporation implemented stock ownership guidelines for all elected officers of GPU and its subsidiaries in 1998. These guidelines are expressed as a multiple of base salary and all officers are expected to meet their targeted ownership within three to five years. Calculations of ownership will include shares directly owned, vested and deferred restricted performance units and exercisable stock options.

               Members of the Personnel, Compensation
                and Nominating Committee
               Theodore H. Black
               Thomas B. Hagen
               John M. Pietruski
               Catherine A. Rein
               Patricia K. Woolf

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following graph compares the five-year cumulative total return, including reinvested dividends, on GPU Common Stock, with the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the S&P Electric Utility Index:

[Tabular representation of Performance Graph is set forth below]

                         AMOUNT
                         INVESTED
                         1/1/94*      1994   1995   1996   1997   1998
                         -------      ----   ----   ----   ----   ----
GPU                     $   100      $  91  $ 125  $ 131  $ 174  $ 192
S&P 500                     100        101    139    171    229    294
S&P Electric Utility        100         87    114    114    144    166

* Assumes $100 invested in GPU Common Stock, S&P 500 Index and S&P Electric Utility Index. Cumulative Total Return includes reinvestment of dividends.

REMUNERATION OF EXECUTIVE OFFICERS

     The following tables present compensation information from the past three years for the Chief Executive Officer and the four other most highly compensated executive officers ("Named Executive Officers").

SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                    ----------------------------------    ----------------------
                                                                           AWARDS
                                                                           ------
                           -                                OTHER        SECURITIES
  NAME AND                 -                               ANNUAL        UNDERLYING      PAYOUTS       ALL OTHER
                                                                                         -------
  PRINCIPAL                -                                COMPENSA-      OPTIONS        LTIP          COMPEN-
  POSITION               YEAR    SALARY($)    BONUS ($)    TION($)(1)     GRANTED(#)   PAYOUTS($)(2)   SATION($).
---------------------    ----    ---------    --------     ---------     -----------   -------------  ----------
Fred D. Hafer            1998     $613,077    $375,000       $ 1,805         95,000     $63,007        $116,823(3)
CHAIRMAN, PRESIDENT      1997      526,923     275,000         2,123             --      66,950         106,291
& CHIEF EXECUTIVE        1996      365,000     190,000         1,883             --      61,484          46,731
OFFICER GPU

BRUCE L. LEVY            1998      288,875     223,200           997(4)      37,000      21,002          55,748(3)
SR. VICE PRESIDENT       1997      255,833     165,300         1,312(4)          --      20,922          49,123
& CHIEF FINANCIAL        1996      233,333     197,000         1,572(4)          --      20,495          30,684
OFFICER, GPU; PRES.
GPU CAPITAL, INC.

IRA H. JOLLES            1998      353,085     126,000         2,139         21,000      82,973          59,090(3)
SR. VICE PRESIDENT       1997      331,000     100,000         2,455             --      86,012          55,107
& GENERAL COUNSEL,       1996      331,000     120,000         2,510             --      91,087          52,673

DENNIS BALDASSARI        1998      335,000      95,000         2,081(5)      17,000      63,007          70,882(3)
PRESIDENT, JCP&L,        1997      335,000      76,000         1,943(5)          --      56,489          71,912
MET-ED & PENELEC         1996      305,000     110,000           812(5)          --      21,724          39,697

ROBERT L. WISE           1998      293,000     115,000            --         17,000      65,808          69,501(3)
PRESIDENT, GPUI          1997      293,000      95,000            --             --      69,042          58,053
GPU POWER, INC.          1996      293,000     112,000        57,213(6)          --      81,978          53,448
----------------

(1) Consists of earnings on Long-Term Incentive Plan ("LTIP") compensation paid in the year the award vests.

(2) Consists of Performance Cash Incentive Awards paid on the 1991, 1992 and 1993 restricted stock awards which have vested under the 1990 Stock Plan. These amounts are designed to compensate recipients of restricted stock/unit awards for the amount of federal and state income taxes that are payable upon vesting of the restricted stock/unit awards.

     The restricted units issued in 1995, 1996, 1997 and 1998 under the 1990 Stock Plan are performance based. The 1998 awards are shown in Long-Term Incentive Plans - Awards in Last Fiscal Year table (the "LTIP table"). Dividend equivalents are earned on the aggregate restricted units awarded under the 1990 Stock Plan and reinvested in additional units.

     The aggregate number and value (based on the stock price per share at December 31, 1998) of unvested and deferred vested stock-equivalent restricted units (including reinvested dividend equivalents) include the amounts shown on the LTIP table, and at the end of 1998 were:

                               AGGREGATE UNITS    AGGREGATE VALUE
                               ---------------    ---------------
     Fred D. Hafer                 25,677           $1,134,602
     Bruce L. Levy                 13,277              586,677
     Ira H. Jolles                 16,979              750,260
     Dennis Baldassari             14,999              662,768
     Robert L. Wise                19,165              846,853

(3) For 1998, (a) the Corporation's matching contributions under the Savings Plan, (b) the Corporation's matching contributions under the non-qualified deferred compensation plan, (c) the benefit of interest-free use of the non-term portion of employer-paid premiums for split-dollar life insurance,
     (d) above-market interest accrued on the retirement portion of deferred compensation and (e) earnings on LTIP compensation not paid in the current year, were as follows:

                       (A)      (B)       (C)       (D)       (E)
                     -------  --------  --------  --------  --------
Fred D. Hafer        $6,400   $29,062   $36,834   $ 1,139   $43,388
Bruce L. Levy         6,400    11,612    13,291       870    23,575
Ira H. Jolles         6,400    11,688     9,379       964    30,659
Dennis Baldassari     6,400    10,940    26,208       325    27,009
Robert L. Wise        6,400     9,120     8,312    10,050    35,619

     NOTE: The split-dollar life insurance amounts reported in the "All Other Compensation" column are equal to the present value of the interest-free use of the current year Corporation-paid premiums to the projected date the premiums will be refunded to the Corporation.

(4) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $997, $648 and $944 for the years 1998, 1997 and 1996 respectively.

(5) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $276, $151 and $147 for the years 1998, 1997 and 1996 respectively.

(6) In addition to the 1996 earnings on LTIP compensation ($2,510) noted in (1) above, this amount includes $25,953 for a one-time automobile adjustment and $23,447 for related income taxes.

  OPTION GRANTS IN LAST FISCAL YEAR

         The following table summarizes option grants made during 1998 to the Named Executive Officers. All of these options were granted with an exercise price equal to the fair market value of GPU stock on the date of grant.

                                                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------
                                   NUMBER OF
                                  SECURITIES        % OF TOTAL                                      GRANT
                                  UNDERLYING         OPTIONS                                         DATE
                                    OPTIONS         GRANTED TO      EXERCISE OR                    PRESENT
                        GRANT     GRANTED(1)       EMPLOYEES IN     BASE PRICE                     VALUE(2)
       NAME              DATE        (#)           FISCAL YEAR         ($/SH)     EXPIRATION DATE    ($)
---------------------  --------  -------------  -----------------   -----------   ---------------  ---------
Fred D. Hafer          06/04/98      95,000           28.3%            $36.625        06/04/08     $412,300

Bruce L. Levy          06/04/98      17,000            5.1              36.625        06/04/08       73,780
Bruce L. Levy          12/16/98      20,000            6.0              44.250        12/16/08      103,200
Ira H. Jolles          06/04/98      21,000            6.3              36.625        06/04/08       91,140

Dennis Baldassari      06/04/98      17,000            5.1              36.625        06/04/08       73,780

Robert L. Wise         06/04/98      17,000            5.1              36.625        06/04/08       73,780

(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. These grants will fully vest upon termination of employment resulting from death or disability. Options may be exercised after retirement in accordance with the terms of the 1998 Stock Option Agreement. In the event of a change in control during the option term, all options will be canceled and the executive officer will receive a cash payment in an amount equal to the excess of the average current market price over the exercise price.

(2) Options are valued using a Black-Scholes option pricing model, a mathematical formula widely used to value options. The model as applied used the applicable grant dates and the exercise prices shown on the table, and the fair market value of Common Stock on the respective grant dates, which was in each case the same as the exercise price. For the June 4 grant, the model assumed (i) a risk-free rate of return of 5.78%, which approximates the rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 17.26%, based on the average historical volatility for the 36-month period ending on the grant date;
     (iii) an average dividend yield of 5.68%, based on the average yield for a 36-month period; and (iv) the exercise of all options on the final day of their 10-year terms. For the December 16 grant, the model assumed (i) a risk-free rate of return of 4.89%, which approximates the rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 18.32%, based on the average historical volatility for the 36-month period ending on the grant date; (iii) an average dividend yield of 5.51%, based on the average yield for a 36-month period; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUE

          The following table summarizes the number and value of all unexercised options held by the Named Executive Officers. In 1998, no options were exercised by any Named Executive Officer.

                  NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED
                      UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                        FISCAL YEAR-END (#)          AT FISCAL YEAR-END ($)
                  --------------------------------  --------------------------

  Name                   Exercisable  Unexercisable  Exercisable  Unexercisable
  ----                   -----------  -------------  -----------  -------------
  Fred D. Hafer               --         95,000          $--         $718,438
  Bruce L. Levy               --         37,000           --          128,563
  Ira H. Jolles               --         21,000           --          158,813
  Dennis Baldassari           --         17,000           --          128,563
  Robert L. Wise              --         17,000           --          128,563

  LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     This table shows the LTIP awards made to the Named Executive Officers for the performance period January 1, 1998 through December 31, 2002.

                                       Performance
                        Number of       or Other       Estimated Future Payouts Under
                         Shares,      Period Until      Non-Stock Price Based Plans(1)
                                                      --------------------------------
                         Units or       Maturation      Threshold   Target    Maximum
      Name             Other Rights     or Payout          (#)        (#)       (#)
---------------------  ------------  --------------   ------------ --------  ---------
  Fred D. Hafer               7,810  5-year vesting        3,905     7,810     15,620
  Bruce L. Levy               2,900  5-year vesting        1,450     2,900      5,800
  Ira H. Jolles               3,200  5-year vesting        1,600     3,200      6,400
  Dennis Baldassari           2,900  5-year vesting        1,450     2,900      5,800
  Robert L. Wise              2,600  5-year vesting        1,300     2,600      5,200

_______________
(1) The restricted units awarded in 1998 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividend equivalents, based on the annualized GPU Total Shareholder Return (TSR) percentile ranking against all companies in the Standard & Poor's Electric Utility Index for the period between the award and vesting dates. With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the "Target" column. In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% below the 40th percentile. The minimum payout or "Threshold" begins at the 40th percentile, which results in a payout of 50% of target. A ranking below the 40th percentile would result in no award. Should the TSR percentile ranking exceed the 59th percentile, then the performance adjustment would be increased in steps reaching 200% at the 90th percentile as reflected in the "Maximum" column. Under the 1990 Stock Plan, regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award. Actual payouts under the Plan would be based on the aggregate number of units awarded and the units accumulated through dividend reinvestment at the time the restrictions lapse.

RETIREMENT PLANS

     The GPU Companies' pension plans provide for pension benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below. Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans). The GPU Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust shall be paid directly on an unfunded basis by the participant's employer.

     The following table illustrates the amount of aggregate annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 1999 (computed on a single life annuity basis) to persons in specified compensation and years of service classifications:

           ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4) (5) (6)
                    BASED UPON CAREER AVERAGE COMPENSATION
                    ---------------------------------------
                               (1999 RETIREMENT)

Career Average                         Years of Service
                    ----------------------------------------------------------
Compensation (1)       15        20        25        30        35        40
------------------  --------  --------  --------  --------  --------  --------
    $ 50,000        $ 13,879  $ 18,506  $ 23,132  $ 27,759  $ 32,385  $ 36,761
     100,000          28,879    38,506    48,132    57,759    67,385    76,361
     150,000          43,879    58,506    73,132    87,759   102,385   115,961
     200,000          58,879    78,506    98,132   117,759   137,385   155,561

     250,000          73,879    98,506   123,132   147,759   172,385   195,161
     300,000          88,879   118,506   148,132   177,759   207,385   234,761
     350,000         103,879   138,506   173,132   207,759   242,385   274,361
     400,000         118,879   158,506   198,132   237,759   277,385   313,961

     450,000         133,879   178,506   223,132   267,759   312,385   353,561
     500,000         148,879   198,506   248,132   297,759   347,385   393,161
     550,000         163,879   218,506   273,132   327,759   382,385   432,761
     600,000         178,879   238,506   298,132   357,759   417,385   472,361

     650,000         193,879   258,506   323,132   387,759   452,385   511,961
     700,000         208,879   278,506   348,132   417,759   487,385   551,561
     750,000         223,879   298,506   373,132   447,759   522,385   591,161
     800,000         238,879   318,506   398,132   477,759   557,385   630,761

________________
(1) Career Average Compensation is the average annual compensation received from January 1, 1984 to retirement and includes Salary and Bonus. The Career Average Compensation amounts for the following Named Executive Officers differ by more than 10% from the three-year average annual compensation set forth in the Summary Compensation Table and are as follows: Messrs. Hafer - $355,761; Levy - $201,945; Baldassari - $223,671 and Wise - $282,807.

(2) Years of Creditable Service at December 31, 1998: Messrs. Hafer - 36 years; Levy - 18 years; Jolles - 18 years; Baldassari - 29 years and Wise - 35 years.

(3) Based on an assumed retirement at age 65 in 1999. To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%. The estimated annual benefits are not subject to any reduction for Social Security benefits or other offset amounts.

(4) Annual retirement benefits under the basic pension per the above table cannot exceed 55%, as defined in the pension plan, of the average compensation during the highest paid 36 calendar months. As of December 31, 1998 none of the Named Executive Officers exceed the 55% limit.

(5) Mr. Wise has agreed to accept the Voluntary Enhanced Retirement Program ("VERP") offered by Genco. Pursuant to the VERP, Mr. Wise's pension will be calculated by adding five years to his age and five years to his years of creditable service. Mr. Wise will also receive a Social Security supplement of $500 per month until he reaches age 62.

(6) The estimated annual retirement benefits in this table do not reflect the retirement benefits which may be provided under the Supplemental Executive Retirement Plan, described below.

EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

SEVERANCE ARRANGEMENTS

     The Corporation has entered into Severance Protection Agreements with Messrs. Hafer, Levy, Jolles, Baldassari and Wise which provide certain severance benefits to the executive if his employment is terminated following a change in control of GPU (as defined). These agreements are intended to induce the executives to remain in the employ of the Corporation and help ensure that the Corporation will have the benefit of their services without distraction in the face of a potential change in control.

     Under the agreements, benefits are paid if, in connection with a change in control, the Corporation terminates the employment of the executive for reasons other than cause or disability or death, or if the executive resigns following certain actions (specified in the agreements) by the Corporation such as a reduction in salary or change in position. In addition, Mr. Hafer receives severance benefits if he resigns for any reason within six months following a change in control.

     The benefits payable to all executives consist of, in general, (a) the executive's base salary through the termination date and a pro rata portion of his target incentive bonus (or, if greater, the highest annual bonus paid to him in any of the three full fiscal years prior to either termination or the change in control); (b) severance compensation equal to three times the sum of the executive's base salary and target incentive bonus, provided that if the executive's normal retirement date is within three years of his termination date, his benefits will be proportionately reduced; (c) a continuation of insurance benefits for up to three years; (d) reimbursement of certain expenses subject to specified limitations; and (e) such additional amount as is necessary to pay any excise tax under Section 4999 of the Internal Revenue Code (and any related interest and penalties) on amounts payable under the agreements.

     The agreements have an initial term of two years and automatically renew annually unless earlier terminated by the executive or GPU.

     Under the Corporation's severance policy for employees, if the employment of Messrs. Hafer, Levy, Jolles, Baldassari or Wise is involuntarily terminated, as defined, other than in connection with a change in control, he is entitled to receive, in general, severance compensation equal to one week's pay for each full year of service. Premium payments will also be made under the executive's split-dollar life insurance policy for specified periods following the executive's termination of employment and following a change in control of GPU.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Corporation has established a supplemental executive retirement plan ("SERP") for GPU's senior executives, including the Named Executive Officers, who retire on or after July 1, 1999. Subject to vesting, the SERP provides a total retirement benefit equal to 60% of final average pay for executives who have 30 years of service, with a benefit of 2% per year of service paid to executives who have served for shorter periods. The benefits are offset by other sources of retirement income, including social security benefits, qualified and non-qualified pension benefits and any prior employer benefits.

     To vest in the SERP, executives must have reached age 55 and have 15 years of service; to receive full benefits, they must retire after age 62. An executive would also be eligible for full benefits if he or she is at least 60 years of age and has had 25 years of service.

LUMP SUM DISTRIBUTIONS

     An executive may, prior to retirement and in connection with a change in control, elect to receive a lump sum distribution of all amounts payable to him under GPU Companies' supplemental retirement and deferred compensation plans and arrangements when such executive terminates his employment, regardless of the circumstances or when the executive terminates his employment within 24 months following a change in control. Additionally, prior to termination, an executive may elect to receive such lump sum payment only in the event of a change in control.

     MR. JOLLES

     Retirement and Disability - If Mr. Jolles retires on or after his normal retirement date (the last day of the month in which he attains age 65), he will receive (in addition to his benefits under GPUS' employee retirement plans) a supplemental retirement pension from the GPU Companies equal to the additional pension he would have received under the GPUS employee retirement plans as if he had an additional 20 years of past creditable service. If Mr. Jolles reaches his normal retirement date while he is receiving disability income under GPUS' disability income plans, he will thereafter receive a supplemental retirement pension from the GPU

Companies equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had an additional 20 years of past creditable service. Upon retirement, Mr. Jolles will also receive an extension of his health insurance benefits to the third anniversary of retirement.

     Termination - (i) If Mr. Jolles' employment with the GPU Companies terminates "involuntarily," as defined, under circumstances involving a "change in control" of GPU, as defined, or without cause, he shall receive from the GPU Companies a supplemental retirement pension which would have been paid to him under GPUS' employee retirement plans as if he had an additional 20 years of past creditable service. (ii) If, however, his employment terminates for any other reason (except upon retirement or death), he will receive from the GPU Companies a supplemental retirement pension equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had additional years of creditable service ranging, as of December 31, 1998, from nine and one-half years up to a maximum of 20 years depending upon his years of actual employment by GPUS at the time of termination.

     Death - In the event of Mr. Jolles' death before he begins receiving benefits under GPUS' employee retirement plans, his surviving spouse, if any, shall receive such benefits during her lifetime, together with the supplemental retirement pension benefits which would have been payable to him as described in Termination (ii) above.

     Other - To the extent relevant to the level of benefits payable to Mr. Jolles under other benefit plans provided for senior GPU executives, he will be treated as having the years of creditable service as described in Termination
(ii) above.

BENEFIT PROTECTION TRUSTS

     The Corporation has entered into benefit protection trust agreements to be used to fund the Corporation's obligations to executive officers and directors under deferred compensation and incentive programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control. The trusts may also be used for the purpose of paying legal expenses incurred in pursuing benefit claims under such programs and agreements following a change in control. The trusts are currently partially funded.

                     Jersey Central Power & Light Company/
           Metropolitan Edison Company/Pennsylvania Electric Company
           ---------------------------------------------------------

EXECUTIVE COMPENSATION.

     The information required by this Item with respect to GPU, Inc. is incorporated by reference to the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 1999 Annual Meeting of Stockholders. The following table sets forth remuneration paid, as required by this Item, to the Chief Executive Officer and the five other most highly compensated executive officers of JCP&L, Met-Ed and Penelec for the year ended December 31, 1998.

     The managements of JCP&L, Met-Ed and Penelec were combined in a 1996 reorganization. Accordingly, the amounts shown below represent the aggregate remuneration paid to such executive officers by JCP&L, Met-Ed and Penelec during 1996, 1997 and 1998.

REMUNERATION OF EXECUTIVE OFFICERS

                                        SUMMARY COMPENSATION TABLE
                                        --------------------------
                                                                      Long-Term Compensation
                                                                      ----------------------
                                             Annual Compensation           Awards
                             -----------------------------------           ------
                                                             Other        Securities    Payouts
                                                                                        -------
Name and                                                     Annual       Underlying     LTIP       All Other
Principal                                                    Compens-       Options     Payouts     Compens-
Position                     Year   Salary($)   Bonus($)     ation($)(1)  Granted(#)    ($)(2)      ation ($)
--------                     ----   ---------   --------     -----------  ----------    ------      ---------
F. D. Hafer
Chairman of the
Board and Chief
Executive Officer              (3)         (3)          (3)          (3)          (3)       (3)        (3)

D. Baldassari
President                      (4)         (4)          (4)          (4)          (4)       (4)        (4)

R. S. Zechman                1998     170,000       60,000          538        4,850    18,669      17,623 (5)
Vice President -             1997     162,538       32,000          637            -    20,085      15,843
Engineering & Operations     1996     152,596       44,000          596            -    19,470      14,051

D. J. Howe                   1998     170,000       55,000            -        4,850         -      14,033 (6)
Vice President -             1997     162,308       32,000            -            -         -      11,524
Customer Services            1996     134,539       42,240            -            -         -       6,582

C. A. Mascari                1998     170,000       50,000            -        4,850    21,002      20,762 (7)
Vice President -             1997     156,228       32,000            -            -    18,727      16,997
Power Services               1996     133,800       44,000            -            -         -      12,649

C. Brooks                    1998     170,000       50,000          592        4,850    20,536      15,593 (8)
Vice President -             1997     148,277       32,000          664            -    20,922      13,783
Human & Technical            1996     135,700       42,500          565            -    18,445      12,173
Resources

(1) Consists of earnings on "Long-Term Incentive Plan" ("LTIP") compensation paid in the year the award vests.

(2) Consists of Performance Cash Incentive Awards paid on the 1991, 1992 and 1993 restricted stock awards which have vested under the 1990 Stock Plan. These amounts are designed to compensate recipients of restricted stock/unit awards for the amount of federal and state income taxes that are payable upon vesting of the restricted stock/unit awards. The restricted units issued in 1995, 1996, 1997 and 1998 under the 1990 Stock Plan are performance based. The 1998 awards are shown in "Long-Term Incentive Plans-Awards in Last Fiscal Year" table (the "LTIP table"). Dividend equivalents are earned on the aggregate restricted units awarded under the 1990 Stock Plan and reinvested in additional units.

     The aggregate number and value (based on the stock price per share at December 31, 1998) of unvested and deferred vested stock-equivalent restricted units (including reinvested dividend equivalents) includes the amounts shown on the LTIP table, and at the end of 1998 were:

                       Aggregate Units     Aggregate Value
                       ---------------     ---------------
     F. D. Hafer           see note (3)       see note (3)
     D. Baldassari         see note (4)       see note (4)
     R. S. Zechman           5,281            $233,363
     D. J. Howe              3,475             153,552
     C. A. Mascari           6,419             283,636
     C. Brooks               4,979             219,991

(3) Mr. Hafer was compensated by GPUS for his overall service on behalf of GPU and accordingly was not compensated directly by the other subsidiary companies for his services. Information with respect to Mr. Hafer's compensation is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 1999 Annual Meeting of Stockholders, which is incorporated herein by reference.

(4) Information with respect to Mr. Baldassari's compensation is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 1999 Annual Meeting of Stockholders, which is incorporated herein by reference.

(5) Consists of GPU's matching contributions under the Savings Plan ($6,400), matching contributions under the non-qualified deferred compensation plan ($1,680), above-market interest accrued on the retirement portion of deferred compensation ($72), and earnings on LTIP compensation not paid in the current year ($9,471).

(6) Consists of GPU's matching contributions under the Savings Plan ($6,400), matching contributions under the non-qualified deferred compensation plan ($1,680), above-market interest accrued on the retirement portion of deferred compensation ($84), and earnings on LTIP compensation not paid in the current year ($5,869).

(7) Consists of GPU's matching contributions under the Savings Plan ($6,400), matching contributions under the non-qualified deferred compensation plan ($1,680), above-market interest accrued on the retirement portion of deferred compensation ($1,060), and earnings on LTIP compensation not paid in the current year ($11,622).

(8) Consists of GPU's matching contributions under the Savings Plan ($6,400), above-market interest accrued on the retirement portion of deferred compensation ($325), and earnings on LTIP compensation not paid in the current year ($8,868).

Option Grants In Last Fiscal Year
---------------------------------

     The following table summarizes option grants made during 1998 to the Named Executive Officers. All of these options were granted with an exercise price equal to the fair market value of GPU stock on the date of grant.

                                   Individual Grants

                               Number of
                              Securities     % of Total
                              Underlying       Options                                 Grant Date
                                Options      Granted to      Exercise or                 Present
                    Grant      Granted(1)    Employees in    Base Price   Expiration    Value(2)
     Name           Date          (#)         Fiscal Year      ($/Sh)         Date         ($)
----------------  ---------  -------------  -------------  ------------  -----------  -------------
 F. D.  Hafer           (3)          (3)              (3)           (3)          (3)          (3)

 D. Baldassari          (4)          (4)              (4)           (4)          (4)          (4)

 R. S. Zechman    06/04/98        4,850              1.4%      $36.625     06/04/08      $21,049

 D. J. Howe       06/04/98        4,850              1.4%       36.625     06/04/08       21,049

 C. A. Mascari    06/04/98        4,850              1.4%       36.625     06/04/08       21,049

 C. Brooks        06/04/98        4,850              1.4%       36.625     06/04/08       21,049

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Value
--------------------------------------------------------------------------------

    The following table summarizes the number and value of all unexercised options held by the Named Executive Officers. In 1998, no options were exercised by any Named Executive Officer.

              Number of Securities Underlying     Value of Unexercised
                  Unexercised Options at          In-the-Money Options
                    Fiscal Year-End (#)           at Fiscal Year-End ($)
              ------------------------------   ----------------------------

Name              Exercisable  Unexercisable   Exercisable   Unexercisable
----             ------------  --------------  ------------  --------------
F. D. Hafer               (3)             (3)           (3)             (3)
D. Baldassari             (4)             (4)           (4)             (4)
R. S. Zechman              -           4,850             -          36,678
D. J. Howe                 -           4,850             -          36,678
C. A. Mascari              -           4,850             -          36,678
C. Brooks                  -           4,850             -          36,678

(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. These grants will fully vest upon termination of employment resulting from death or disability. Options may be exercised after retirement in accordance with the terms of the 1998 Stock Option Agreement. In the event of a change in control during the option term, all options will be canceled and the executive officer will receive a cash payment in an amount equal to the excess of the average current market price over the exercise price.

(2) Options are valued using a Black-Scholes option pricing model, a mathematical formula widely used to value options. The model as applied used the applicable grant dates and the exercise prices shown on the table, and the fair market value of Common Stock on the respective grant dates, which was in each case the same as the exercise price. For the June 4 grant, the model assumed (i) a risk-free rate of return of 5.78%, which approximates the rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 17.26%, based on the average historical volatility for the 36-month period ending on the grant date;
     (iii) an average dividend yield of 5.68%, based on the average yield for a 36-month period; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.

(3) Information with respect to Mr. Hafer's options is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 1999 Annual Meeting of Stockholders, which is incorporated herein by reference.

(4) Information with respect to Mr. Baldassari's options is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 1999 Annual Meeting of Stockholders, which is incorporated herein by reference.


            LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
            ------------------------------------------------------

    This table shows the LTIP awards made to the Named Executive Officers for the performance period January 1, 1998 through December 31, 2002.


                                 Performance                 Estimated future payouts
                  Number of        or other                   under non-stock price-
                   shares,       period until                     based plans(1)
                                                 --------------------------------------
                   units or       maturation     Threshold             Target             Maximum
    Name         other rights      or payout        (#)                  (#)                (#)
    ----         -------------  ---------------  ----------  ---------------------------  --------
F. D. Hafer                (2)              (2)         (2)                        (2)         (2)
D. Baldassari              (2)              (2)         (2)                        (2)         (2)
R. S. Zechman           1,060   5 year vesting         530                      1,060       2,120
D. J. Howe              1,060   5 year vesting         530                      1,060       2,120
C. A. Mascari           1,060   5 year vesting         530                      1,060       2,120
C. Brooks               1,060   5 year vesting         530                      1,060       2,120

(1) The restricted units awarded in 1998 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividend equivalents, based on the annualized GPU Total Shareholder Return (TSR) percentile ranking against all companies in the Standard & Poor's Electric Utility Index for the period between the award and vesting dates. With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the "Target" column. In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% below the 40th percentile. The minimum payout or "Threshold" begins at the 40th percentile, which results in a payout of 50% of target. A ranking below the 40th percentile would result in no award. Should the TSR percentile ranking exceed the 59th percentile, then the performance adjustment would be increased in steps reaching 200% at the 90th percentile as reflected in the "Maximum" column. Under the 1990 Stock Plan, regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award. Actual payouts under the Plan would be based on the aggregate number of units awarded and the units accumulated through dividend reinvestment at the time the restrictions lapse.

(2) Information with respect to Mr. Hafer's and Mr. Baldassari's long-term incentive plans is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 1999 Annual Meeting of Stockholders, which is incorporated herein by reference.

Proposed Remuneration of Executive Officers
-------------------------------------------

    None of the Named Executive Officers in the Summary Compensation Table has an employment contract. The compensation of executive officers is determined from time to time by the Personnel & Compensation Committee of the GPU, Inc. Board of Directors.

Retirement Plans
----------------

    The GPU Companies' pension plans provide for pension benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below. Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans). The GPU Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust shall be paid directly on an unfunded basis by the participant's employer.

    The following table illustrates the amount of aggregate annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 1999 (computed on a single life annuity basis) to persons in specified compensation and years of service classifications:

               ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4)

                    BASED UPON CAREER AVERAGE COMPENSATION
                    --------------------------------------

                               (1999 Retirement)

       Career
       Average
       Compen-                          Years of Service
                    ---------------------------------------------------------
       sation(1)          15        20                25         30        35        40
------------------  --------  --------          --------   --------  --------  --------
      $  50,000     $ 13,879  $ 18,506          $ 23,132   $ 27,759  $ 32,385  $ 36,761
        100,000       28,879    38,506            48,132     57,759    67,385    76,361
        150,000       43,879    58,506            73,132     87,759   102,385   115,961
        200,000       58,879    78,506            98,132    117,759   137,385   155,561

        250,000       73,879    98,506           123,132    147,759   172,385   195,161
        300,000       88,879   118,506           148,132    177,759   207,385   234,761
        350,000      103,879   138,506           173,132    207,759   242,385   274,361
        400,000      118,879   158,506           198,132    237,759   277,385   313,961

        450,000      133,879   178,506           223,132    267,759   312,385   353,561
        500,000      148,879   198,506           248,132    297,759   347,385   393,161
        550,000      163,879   218,506           273,132    327,759   382,385   432,761
        600,000      178,879   238,506           298,132    357,759   417,385   472,361

        650,000      193,879   258,506           323,132    387,759   452,385   511,961
        700,000      208,879   278,506           348,132    417,759   487,385   551,561
        750,000      223,879   298,506           373,132    447,759   522,385   591,161
        800,000      238,879   318,506           398,132    477,759   557,385   630,761

(1) Career Average Compensation is the average annual compensation received from January 1, 1984 to retirement and includes Salary and Bonus. The career average compensation amounts for the following Named Executive Officers differ by more than 10% from the three year average annual compensation set forth in the Summary Compensation Table and are as follows: Messrs. Hafer - $355,761; Baldassari - $223,671; Zechman - $129,791; Howe - $108,014;
    Mascari - $129,386; and Brooks - $123,784.

(2) Years of Creditable Service at December 31, 1998: Messrs. Hafer - 36 years; Baldassari - 29 years; Zechman - 29 years; Howe - 22 years; Mascari - 25 years; and Brooks - 25 years.

(3) Based on an assumed retirement at age 65 in 1999. To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%. The estimated annual benefits are not subject to any reduction for Social Security benefits or other offset amounts.

(4) Annual retirement benefits under the basic pension per the above table cannot exceed 55%, as defined in the pension plan, of the average compensation during the highest paid 36 calendar months. As of December 31, 1998, none of the Named Executive Officers exceed the 55% limit.

Remuneration of JCP&L Directors
-------------------------------

   Nonemployee directors receive an annual retainer of $15,000, a fee of $1,000 for each Board meeting attended, and a fee of $1,000 for each Committee meeting attended.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   The information required by this Item for GPU, Inc. is incorporated by reference to the SECURITY OWNERSHIP section of GPU, Inc.'s Proxy Statement for the 1999 Annual Meeting of Stockholders.

   All of the outstanding shares of JCP&L (15,371,270), Met-Ed (859,500) and Penelec (5,290,596) common stock are owned beneficially and of record by their parent, GPU, Inc., 300 Madison Avenue, Morristown, NJ 07962.

   The following table sets forth, as of February 1, 1999, the beneficial ownership of equity securities (and stock-equivalent units) of each of the directors and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of each of the respective GPU Energy companies as a group. The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.

                                               Amount and Nature of Beneficial Ownership
                                                 Shares(1)                     Stock-Equivalent
                                            -------------------                ----------------
Name                     Title of Security   Direct    Indirect                    Units(2)
----                     -----------------  ---------  --------                    --------
JCP&L/Met-Ed/Penelec:
----------------------
F. D. Hafer              GPU Common Stock    9,795          146                    25,677
D. Baldassari            GPU Common Stock    4,766            -                    14,999
R. S. Zechman            GPU Common Stock    2,147            -                     5,281
D. J. Howe               GPU Common Stock      481            -                     3,475
C. A. Mascari            GPU Common Stock        -            5                     6,419
C. Brooks                GPU Common Stock      805          138                     4,979
C. B. Snyder             GPU Common Stock      344            -                     5,403
JCP&L Only:
-------------
G. E. Persson            GPU Common Stock                  None
S. C. Van Ness           GPU Common Stock                  None
S. B. Wiley              GPU Common Stock                  None

All Directors and
  Executive Officers
  as a Group             GPU Common Stock   40,518          289                   118,064

(1) The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.

(2) Restricted units, which do not have voting rights, represent rights (subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries (the "1990 Stock Plan"). These amounts also include restricted units which have vested under the 1990 Stock Plan, but which were deferred pursuant to that Plan by Mr. Mascari - 1,266 units. See Summary Compensation Table above.